Exhibit 21

Legal Name	State of Organization

DP MergerSub, LLC[1]	Delaware

NLV-3 MergerSub, Inc.[2]	Delaware

NLV-G MergerSub, Inc.[2]	Delaware

SVLS MergerSub, Inc.[2]	Delaware

DRAGSA20 MergerSub, Inc.[2]	Delaware

Redmile MergerSub, Inc.[2]	Delaware

Deciphera Pharmaceuticals, LLC[3]	Delaware

DRAGSA 20 LLC[4]	Delaware

NLV-3 Deciphera, Inc.[4]	Delaware

NLV-G Deciphera, Inc.[4]	Delaware

SVLS-Deciphera, Inc.[4]	Delaware

Redmile Deciphera Holdings, Inc.[4]	Delaware

[1]	This entity will merge with and into Deciphera Pharmaceuticals, LLC immediately prior the completion of this offering and will no longer be a subsidiary of Deciphera Pharmaceuticals, Inc. at the completion of this offering.
[2]	This entity will merge with and into the blocker entities immediately prior the completion of this offering and will no longer be a subsidiary of Deciphera Pharmaceuticals, Inc. at the completion of this offering.
[3]	Deciphera Pharmaceuticals, LLC will become a wholly owned subsidiary, directly and indirectly, of Deciphera Pharmaceuticals, Inc. upon the Conversion.
[4]	This entity will become a wholly owned subsidiary of Deciphera Pharmaceuticals, Inc. upon the Conversion.